280 Park Avenue New York, NY 10017 (212) 451-3000 July 10, 2006

BY EXPRESS MAIL AND FACSIMILE (412) 456-7868

Board of Directors*

c/o Corporate Secretary

H. J. Heinz Company

P.O. Box 57

Pittsburgh, Pennsylvania 15230

Dear Director:

As your second largest shareholder, we are surprised and disappointed by your continuous barrage of misleading, manipulative and disparaging statements against our Board nominees. We should be free to nominate experienced, well-respected individuals for election to the Board without certain of my fellow nominees becoming the target of personal attacks that seek to impugn their character and personal reputations without any basis.

As just an example, in the Company’s recent “For the Record” publication and filing, you highlight the predictable and unremarkable fact that Messrs. Peltz and May have been named as defendants in shareholder lawsuits and thus question their integrity. At the same time, however, you failed to disclose to your shareholders that many of you have been defendants in numerous lawsuits involving claims of breach of fiduciary duty, securities violations, fraud and other allegations of corporate misconduct. A cursory review of public records reveals that at least seven of you have been named as defendants in such litigations. If you truly believe that being named as a defendant in shareholder or similar lawsuits is a sign of the quality of a prospective director, then how can you support the nominations of these seven directors to the Board?

The following are examples of some of the facts that you appear to be overlooking:

Leonard Coleman was named as a defendant in a derivative suit on behalf of Cendant Corporation against the company’s directors and in a class action suit against Cendant Corporation, both of which alleged securities law violations and were brought in the United States District Court for the District of New Jersey. The suits settled in August 2000 with Cendant paying over $2.8 billion which, at the time, was the largest securities class action settlement ever.

Mr. Coleman was sued in the Court of Chancery of the State of Delaware in August 2000 by shareholders of Avis Group Holdings for breach of fiduciary duty in connection with

Cendant's bid to purchase all outstanding shares of Avis. At the time, Mr. Coleman was a director of both Cendant and Avis. In that case, Avis shareholders accused Mr. Coleman and others of abusing their insider position at Avis to benefit Cendant and themselves to the detriment of the public shareholders. The lawsuit eventually was settled on terms that included a 14% increase in the merger consideration, from $29 per share to $33 per share.

In May 2006, shareholders of Aramark Corporation sued Mr. Coleman and the other directors of the company for breach of fiduciary duty, accusing Mr. Coleman of breaching the shareholders’ trust in him by, among other things, using his control of Aramark to force the public shareholders to sell their equity interest in the company at an unfair price.

In 2001, certain directors and officers of Owens Corning, including Mr. Coleman, were named as defendants in a securities class action suit. In that case, Mr. Coleman and the company were accused of issuing registration statements containing material untrue or misleading statements.

In 2002, Mr. Coleman and the other directors of Omnicom Group Inc. were sued in New York State Supreme Court for breach of fiduciary duty. The complaint alleged that Mr. Coleman had access to, and concealed, insider information on the use of an off-balance sheet partnership to avoid taking certain write-downs and losses. It further alleged that Coleman and the other directors knew that the purpose was to prevent the losses from being included in Omnicom's financial results.

Peter H. Coors was named as a defendant in several class action suits filed in 2005 against the Molson Coors Brewing Co. stemming from the merger of Adolph Coors Co. and Molson Inc. Among other claims asserted against him, Mr. Coors is accused by the shareholders to whom he owes fiduciary duties of causing the company to make false or misleading statements during the period preceding the merger. The claims further allege that concealing the material facts allowed the relatives and heirs of the Coors and Molson families to dominate the combined company despite owning significantly less than a majority of its outstanding shares.

Edith Holiday was named in numerous suits in her capacity as trustee of Franklin Strategic Series. In 1998, in the United States District Court for the Southern District of Florida, Ms. Holiday was named as a defendant in a suit alleging securities law violations. In 2002, the company settled the claim for $6.5 million. In 2004, in several United States District Courts, Ms. Holiday was named as a defendant in suits alleging market timing, late trading and forward pricing. According to the complaints, between 2001 and 2004 Ms. Holiday, and others, traded Franklin Templeton Funds in a manner explicitly prohibited by Franklin Templeton Fund prospectuses. In February 2005, Ms. Holiday and certain other defendants were voluntarily dismissed by stipulation of the parties. The litigation against the remaining defendants is ongoing.

In 1999, Ms. Holiday was sued in the Court of Chancery of the State of Delaware, in the United States District Court for the Eastern District of Arkansas, and other United States district courts as a director of Beverly Enterprises for breach of fiduciary duty and securities law violations. In her capacity as a director of Beverly, Ms. Holiday was accused of gross mismanagement by causing the company to violate federal Medicare and securities laws. The action in the Eastern District of Arkansas settled in 2004. In addition, while Ms. Holiday served as director of Beverly Enterprises, the company was fined $175 million by the United States Department of Justice for Medicare fraud.

Thomas Usher was named as a defendant in a breach of contract claim brought in 2002 in the United States District Court for the District of South Carolina. In 1993, a securities fraud class action suit was brought in the United States District Court for the Western District of Pennsylvania against USX Corporation and Mr. Usher. In that case, Mr. Usher was accused of causing the company to disseminate false and misleading statements regarding the company's business pending before the International Trade Commission. The company settled the claims in 1996 for $8.5 million.

In addition, John Drosdick, Dean O’Hare and Lynn Swann have been named as defendants in a number of suits alleging corporate misconduct.

It is time to focus on the fundamental issues that the Company currently faces, namely unacceptable operational and financial performance and a lack of management credibility and accountability. Your groundless efforts to deflect the debate away from its merits should be beneath you. The Company has a long road ahead to improve its performance, and we have nominated five strong, independent nominees who seek to represent the interests of all Heinz shareholders, help the Board drive operational improvements and ensure that management delivers on its plans and commitments to enhance shareholder value.

Very truly yours,
/s/ Edward P. Garden
_________________ Edward P. Garden Founding Partner, Trian Fund Management, L.P.

* Board of Directors

William R. Johnson

Charles E. Bunch

Mary C. Choksi

Leonard S. Coleman, Jr.

Peter H. Coors

John G. Drosdick

Edith E. Holiday

Candace Kendle

Dean R. O’Hare

Dennis H. Reilley

Lynn C. Swann

Thomas J. Usher

ON JULY 6, 2006, TRIAN FUND MANAGEMENT, L.P., SANDELL ASSET MANAGEMENT CORP. AND CERTAIN OF THEIR RESPECTIVE AFFILIATES AND NOMINEES (COLLECTIVELY, THE "PARTICIPANTS") FILED A REVISED PRELIMINARY PROXY STATEMENT IN CONNECTION WITH THE 2006 ANNUAL MEETING OF SHAREHOLDERS OF H. J. HEINZ COMPANY. PRIOR TO THE ANNUAL MEETING, WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND GOLD PROXY CARD WILL BE MAILED TO SHAREHOLDERS OF H. J. HEINZ COMPANY AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING INNISFREE M&A INCORPORATED BY TELEPHONE AT 1-877-456-3442 OR BY E-MAIL AT INFO@INNISFREEMA.COM. HEINZ SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER MATERIALS RELATED TO THE PROXY SOLICITATION BECAUSE THEY CONTAIN IMPORTANT INFORMATION. INFORMATION RELATING TO THE PARTICIPANTS IS CONTAINED IN THE REVISED PRELIMINARY PROXY STATEMENT FILED BY THE PARTICIPANTS WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 6, 2006.